EXHIBIT 14

“ My expectations are that every officer and employee will commit to the highest standards of business conduct and corporate governance and will act with the utmost integrity.”
Letter from the CEO
As you know, we have set the bar high for all of our activities in remaking Nortel into a great company. One of our key areas of focus is ethics and integrity, and my expectations are that every officer and employee will commit to the highest standards of business conduct and corporate governance and will act with the utmost integrity. You can be assured that every member of the Board, including myself, has made the same commitment.
Without this personal commitment, we won’t reach our full potential as a world-class company. Honesty and integrity must underpin everything we do, and our Code of Business Conduct will help all Nortel employees, officers and directors maintain this commitment.
The Code describes what acting with integrity means at Nortel and how it relates to our core beliefs and leadership. It outlines principles to guide ethical decision making and gives practical answers to many of the ethical questions we face in the course of our work. Often these questions are difficult, and the Code directs us to resources within the company for assistance. Scrupulously and consistently adhering to these guidelines ensures that our customers, employees, suppliers and investors can rely on our integrity and establishes the climate for our long-term success.
Our commitment to the Code will help ensure that leaders in the company “walk the talk” and that together we maintain a culture based on trust and truthfulness. It’s about taking responsibility for all business actions and commitments made in the name of Nortel.
By signing up to the Code, we agree to abide by its guidelines, including all applicable laws and regulations, and all Nortel policies and procedures. In doing so, we commit to report any violation of the Code and to challenge any action that may undermine the principles in this Code and Nortel’s reputation for integrity and honesty.
The Code of Business Conduct, and your commitment to it, is an essential component of our plan for growing Nortel’s future as a profitable, world-class networking and innovation leader.
Mike Zafirovski
President and CEO
Nortel

Table of Contents

Introduction to the Code	5
Why Nortel has a Code of Conduct	5
Responsibilities under the Code	5
Reporting Violations or Requesting Advice	6
Violation of a Provision of the Code	7
Limitations to the Code	7
Waivers of the Code	8

Our Commitment to our Customers and to Fair Competition	9
Competition Laws	10
Agreements with Competitors	10
Agreements with Suppliers and Customers	10
Other Sales and Marketing Standards	11
Bribery and Corruption	11
Foreign Bribery and Corrupt Practices	11
Gifts, Entertainment, and Third Party Travel	13
Giving and Receiving Gifts Generally	13
Receiving Gifts and Entertainment from Companies Doing Business or Seeking to Do Business with Nortel	13
Providing Gifts and Entertainment to Government Employees	14
Paid Speaking Engagements	14
Business Travel Involving Third Parties	14
Information about Competitors	15
Quality	16
Selling to the Government	16
Money Laundering and Exchange Control	16

Our Commitment to Our Company	17
Financial Reporting	18
Obligations of All Employees	18
Additional Obligations of All Employees with Financial or Accounting Responsibilities	18
Senior Financial Managers	19
Recording and Reporting Other Types of Information	19
Maintaining Information	19
Conflicts of Interest	20
Avoidance and Disclosure of Conflicts of Interest	20
Interest in Contracts or Transactions	20
Corporate Opportunities	20
Relationships with Other Companies	21
Managerial Relationships with Family Members and Close Personal Friends	22
Receiving Gifts, Entertainment, and Third Party Travel	22
Loans and Guarantees of Indebtedness	22
Conflicts Disclosure Process	22
— Continued

Table of Contents — Continued

Use of Company Assets	23
Safeguarding Company Property	23
Use of Nortel Name, Facilities, and Relationships	23
Travel and Living Expenses	23
Computer and Network Use	24
Contractual Commitments	24
Conducting Research	24
Nortel’s Confidential Information	25
Employee Duties Regarding Nortel’s Confidential Information	25
Confidential Information Received from Third Parties	26
Protecting Intellectual Property — Nortel’s and Others’	27
Copyright Protection	27
Inside Information	28
Communications with Media and Speaking on Nortel’s Behalf	29
Responding to Legal Proceedings	30

Our Commitment to Each Other	31
Nortel Forbids Discrimination and Harassment	32
Nortel Promotes Diversity	32
Drugs and Alcohol	33
Workplace Health and Safety	33
Privacy	34

Our Commitment in Doing Business Globally	35
Export Control	36
Customs	37
U.S. Anti-Boycott Act	37
Foreign Bribery and Corrupt Practices	37

Our Commitment to Our Communities	38
Social Responsibility	39
Environmental Responsibility	40
Political Involvement	40

Contact Information for Ethics Resources	41

Index	42

Code of Business Conduct
Introduction to the Code
Why Nortel has a Code of Conduct
This Code of Business Conduct provides guidance on how we should conduct ourselves as Nortel directors, officers, and employees. It is Nortel’s policy to comply with all applicable laws and regulations. Nortel is also committed to conducting business in an ethical manner and to acting with integrity in dealing with our customers, suppliers, partners, competitors, employees, and other stakeholders. Integrity is one of our core values and underpins everything we do.
Responsibilities under the Code
Every Nortel director, officer, and employee is responsible for:
>	Abiding by the Code and Nortel policies and procedures.

>	Requesting advice from a manager, Human Resources, the Law Department, the Ethics Office, the Ethics Action Line, or the Ethics Action Web Tool when an ethical issue arises.

>	Promptly reporting any known or suspected violations of the Code, laws and regulations, and Nortel policies and procedures or requests that might constitute violations using the reporting procedures set forth in this Code.

>	Challenging any business practice or behavior that may undermine the principles in this Code and the integrity of our Company.

>	Cooperating in internal investigations about a reported violation.
Managers have additional responsibilities to:
>	Create an atmosphere that promotes ethical behavior and encourages employees to ask questions and raise concerns.

>	Make sure that employees are aware of the principles contained in the Code.

>	Answer employees’ questions about the Code or direct them to an appropriate source for information.

>	Demonstrate a commitment to the Code through their words and actions.

>	Use reasonable care to prevent and detect violations of the Code.

>	Report any compliance risks or Code violations and promptly seek guidance on how to implement appropriate remedial measures.

>	Handle all employee reports promptly, confidentially, and in a manner consistent with Company policy.
Q & A:
Q: My manager asked me to do something improper. I told him it would violate the Code, but he persisted. I didn’t do what he asked. Do I have any other responsibilities?
A. Yes, because your manager persisted in his request for you to do something that you believe would violate the Code, you must report the request using the procedures set forth in the Code.

Q & A:
Q. As a manager, how do I promote ethical behavior?
A. There are many ways. One is by setting an ethical example by the way you conduct yourself. A second is to invite questions and feedback from employees. A third is that when an ethical issue arises, use it as a teaching opportunity.
Reporting Violations or Requesting Advice
To report known or suspected violations or ethical concerns or request assistance, you have the following options:
1)	Discuss the issue with your manager (unless you are uncomfortable doing so or believe that the issue will not be satisfactorily resolved). Or discuss the issue with Human Resources, the Law Department, Compliance, Corporate Security, or Internal Audit.

2)	Call the confidential Ethics Action Line: ESN 333-3014 or (905) 863-3014 (worldwide); 1-800-683-3503 (North America only) or use the Ethics Action Web Tool. Your identity will not be revealed when you use either of these reporting tools, if you choose. (However, identifying yourself may assist the Company in investigating your report.) You also have the option of reporting financial concerns directly to the Audit Committee of the Board of Directors.

3)	Contact Chief Ethics Officer Susan Shepard by telephone (ESN 324-4220) or email (sshepard@nortel.com) or send a written communication marked “Private and Confidential — Complaint” to her at Nortel, 320 Park Avenue, New York, NY 10022. Or you may contact any other member of the Ethics Office. Contact information can be found on page 41.

4)	Contact one of the Ethics representatives in your region as listed on the Ethics web page under “Contacts.”

5)	You may also communicate your concerns directly to the Nortel Board of Directors, the Chairman of the Board, or any individual director, including the Chairman of the Audit Committee, by writing to him or her in care of the Corporate Secretary at Nortel headquarters at 195 The West Mall, Toronto, Ontario, Canada M9C 5K1. Mark your envelope “Private and Confidential — Complaint.” All such correspondence will be forwarded to the director to whom your correspondence is addressed.

6)	Members of the Board should consult with the Chairman, the President and Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the Corporate Secretary, the Chief Compliance Officer, or the Chief Ethics Officer.
If you choose to identify yourself when you report a known or suspected violation or ethical concern or otherwise seek guidance, your identity and the information that you provide will be treated confidentially and shared strictly on a ‘need to know’ basis.

Investigations
Nortel will investigate all reports of known or suspected wrongdoing and will not permit retaliation against any employee who makes a report in good faith, even if it turns out, after investigation, that there has not been a violation of law or policy.
Retaliation against an employee or other person who in good faith reports known or suspected wrongdoing is grounds for disciplinary action, including possible termination of employment.
Violation of a Provision of the Code
Employees who violate the Code are subject to disciplinary action including possible termination of employment (subject to applicable law). The following are examples of conduct that may result in discipline:
>	Violating the Code, Nortel policy or procedure, or applicable law or regulation.

>	Requesting or permitting others to violate the Code, Nortel policy or procedure, or applicable law or regulation.

>	Assisting another person in violating the Code.

>	Failing to promptly report a known or suspected violation of the Code, law or regulation, or Nortel policy or procedure.

>	Failing to cooperate fully with Nortel investigations or audits.

>	Retaliating against another employee or a third party for reporting a violation or for cooperating with a Nortel investigation.

>	For managers and supervisors, failing to use reasonable care to prevent or detect a violation.
Limitations to the Code
The Code addresses only some of the legal and ethical issues that can arise in the course of business. Because no code of conduct can anticipate all such issues, it is also your responsibility to be aware of all Nortel policies and procedures applicable to your job. While such policies and procedures are not part of the Code, they are an important source of additional information. Some of them are provided as links in this Code.
From time to time, there may be revisions to the Code. When this happens, you will receive notice that the Code has been revised and will be responsible for familiarizing yourself with the revised Code. The Code is not contractual in nature and does not confer any rights on individuals.
As a global company, we are sensitive to local customs and requirements, but we must always conduct ourselves in a way that is consistent with the Code. The Code is sometimes more restrictive than applicable laws and regulations, and you are required to abide by the Code even when it imposes requirements that go beyond legal obligations.
Q & A:
Q. How do I know that my reporting through the Ethics Action Line or the Ethics Action Web Tool is really anonymous?
A. The Ethics Action Line and Ethics Action Web Tool are managed by an independent outside vendor, which does not track identifying information and reports it only if you agree to provide it.
Q & A:
Q. I reported an ethics concern about my manager. I know my manager was unhappy with my actions, and a short while later my manager took a couple of accounts away from me with no explanation. What should I do?
A. You should report the matter to the Ethics Office, which will ensure that the issue is investigated and that, if a violation has occurred, appropriate discipline is imposed, which in serious cases could lead to terminating the manager’s employment.

Questions to Ask
Some ethical issues are obvious, but many are not. If there is no Company policy that addresses an issue it may help you to analyze the issue by asking yourself the following questions:
>	Would the action feel right?

>	Would the action be honest in all respects?

>	How would the action affect others?

>	Would the action embarrass me if it became known to my customers, co-workers, professional colleagues, family, or friends?

>	How would I feel seeing my action reported in a newspaper?

>	Would additional advice or information help me in resolving this issue?
Of course, you may also seek assistance from one of the resources listed in the Code.
The country in which you work has additional laws or standards that apply to you. In addition, you may be subject to the laws of other countries in which Nortel operates even if you do not work in those countries.
If you are uncertain of the applicable legal requirements or if you believe that you are subject to conflicting legal obligations, you should bring the matter to the attention of the Law Department immediately. If you have questions or are unsure about an ethical or legal matter, you must consult with your manager, Human Resources, the Law Department, the Ethics Office, the Ethics Action Line, the Ethics Action Web Tool, or other appropriate Company resource, as set forth in this Code, for guidance.
Waivers of the Code
The Company will waive application of the provisions of this Code only in rare circumstances based upon a clear showing that such a waiver is in Nortel’s best interests. Waivers of the Code for directors and executive officers may be made only by the Board of Directors as a whole or the Audit Committee of the Board and will be disclosed as required by law or regulation. Any requests for waiver by others must be made to the Ethics Office.
Under certain circumstances, our failure to take action regarding a possible violation within a reasonable period of time may expose Nortel to liability if such incident has not been addressed by the Company and publicly disclosed if required. For this reason it is very important that all incidents be reported to the Ethics Office.

Our Commitment to our Customers and to Fair Competition
We always compete vigorously. However, we must take care to avoid any unlawful or unethical conduct; such conduct undermines the trust that our customers place in Nortel, and their trust is the foundation of our success.
>	Competition Laws

>	Other Sales and Marketing Standards

>	Bribery and Corruption

>	Gifts, Entertainment, and Third Party Travel

>	Information about Competitors

>	Quality

>	Selling to the Government

>	Money Laundering and Exchange Control

Competition Law Risks
>	Do not have any discussions or other communications, including the exchange of emails, with competitors regarding prices, costs, product or service offerings, or contractual terms.

>	Use caution when attending industry conferences or standards organization meetings.

>	Do not accept competitors’ confidential pricing information from anyone, including an agent, representative, consultant, or customer.

>	When in doubt, consult with the Law Department before engaging in any activity that could violate competition laws.
Q & A:
Q. My manager told a customer that we were ready to begin testing the product, but I know that we haven’t even developed all the software yet. What should I do?
A. Misleading customers about our products violates the Code. You should report the matter, using the procedures set forth in the Code.
Competition Laws
Competition laws, also known as antitrust or cartel laws, preserve fair, honest, and vigorous competition. While competition laws in countries differ, they generally prohibit similar conduct.
Agreements with Competitors
Competition laws generally prohibit agreements with competitors that unreasonably restrict competition, such as:
>	Price-fixing.

>	Dividing or allocating customers, bids, markets, or territories.

>	Refusing to sell to particular customers or to buy from particular suppliers.

>	Exchanging non-public sales, cost, profit, or price information.
Both express agreements and informal understandings between competitors may constitute illegal agreements.
It is inevitable that you will meet competitors from time to time, attend the same industry conferences, or participate together in meetings of trade associations or standards organizations. In all contacts with competitors, do not discuss pricing policy, contract terms, sales, costs, profits, product plans, production levels and capacity, or any other confidential information. Because discussions of these subjects with a competitor can be illegal, if a representative of a competitor raises any of them, you should object, stop the discussion, and, if necessary, leave the meeting. You should report immediately to the Law Department any incident involving a ‘prohibited’ subject.
Agreements with Suppliers and Customers
Competition laws generally prohibit agreements with customers to restrict the price at which the customer may resell a product or service to a third party. Similarly, they prohibit agreements with suppliers to restrict the price at which Nortel may resell a product or service.
Nortel may have a number of different relationships with another organization. For example, a customer may be a reseller of Nortel’s products, and a supplier may also be a customer. It is important to understand each of the relationships Nortel has with another organization and to act in a way appropriate to each such relationship.
Competition laws are complex and the penalties for violations — for both companies and individuals — can be severe. If you are not sure how to handle an issue that arises, you must discuss it with your manager, the Law Department, or the Ethics Office. (See also, ‘Other Sales and Marketing Standards.’)

Other Sales and Marketing Standards
All sales and promotional efforts must be free from deliberate misrepresentations. Moreover, it is Nortel’s policy to sell products and services on their own merits and not to disparage our competitors or their products. Among other things, you must not:
>	Mislead customers or prospective customers regarding Nortel products and services.

>	Make false or misleading comments about our competitors or their products and services. Any comparisons to competitors and their products and services must be substantiated, accurate, and not misleading.

>	Urge a company to violate a contract it has with a competitor.
(See also, ‘Competition Laws’ and ‘Quality.’)
Maintaining the Trust of Our Customers
We want to build long-term relationships with our customers. Every time we commit to a timetable that is not met or a feature that is not delivered, hard-earned trust may be lost.
We must not make promises to our customers unless we are reasonably confident that we will be able to keep them. This means that each person who provides input to support a contract proposal or other commitment must be reasonably confident that the information that he or she provides is accurate.
If unforeseen circumstances make it impossible to meet a commitment, or if we have made an error, we should let the customer know as soon as practicable.
Bribery and Corruption
Giving or receiving bribes or other corrupt or improper payments, directly or indirectly, is prohibited. Among other things:
>	Countries generally prohibit the bribery of their government officials, and it is Nortel policy to comply strictly with all such laws.

>	Giving bribes and kickbacks to employees of private businesses and entities, as well as government employees, is prohibited.

>	This prohibition applies even if you believe that such conduct is commonplace in a given location or market.
Foreign Bribery and Corrupt Practices
Many countries in which we do business have laws that prohibit the bribery of officials, including officials of other countries. These laws may also prohibit bribery of employees of entities owned or controlled in whole or in part by the government. Violations of these laws can result in significant criminal and civil penalties.
Q & A:
Q. I know it is unlawful to give money to a government official, but can I help arrange a scholarship for her college-bound daughter, or make a contribution to the official’s favorite charity?
A. In either case, you may be seen as providing something of value, and therefore could violate anti-corruption laws. Whenever an issue arises concerning providing gifts or entertainment to a government employee, you must follow the procedures set forth in the Guidelines for Gifts, Entertainment, and Third Party Travel or consult the Law Department.

Be Alert about Using Agents and Other Third Parties
Because Nortel may be liable for the actions of third parties — even if we are not aware of their actions — it is essential that we use due care in all our dealings with agents.
>	Do not engage as a Nortel agent any individual with a reputation for paying bribes or engaging in other unlawful practices.

>	Beware of individuals with family or other relationships that could improperly influence the decision of a customer or government official.

>	Beware of a demand for a cash payment prior to an award decision.

>	Beware of requests to make payments in countries or to entities not related to the transaction.

>	Do not agree to pay a commission that is disproportionate to the services the individual provides.
For example, under the Canadian Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act — both of which apply to all Nortel employees wherever they are located — it is illegal, among other things, to make a payment, directly or indirectly, to a government employee of any country for the purpose of obtaining or keeping business.
These laws have a broad reach. They prohibit:
>	Providing anything of value — not just monetary payments — as consideration for an act or omission. For example, gifts and other forms of entertainment could be considered unlawful, as could loans, services, or using one’s influence to benefit the official.

>	Improper payments made by representatives, agents, sales consultants, and other third parties on behalf of Nortel, if Nortel has actual knowledge of such conduct or acts with conscious disregard or deliberate ignorance of the impropriety. Thus, when a representative, agent, or sales consultant is retained, a clear record of reasonable due diligence and resolution of any ‘red flags’ is essential to demonstrate compliance with applicable law.
To ensure compliance with these laws, you must not provide money, gifts, entertainment, business travel, or anything else of value to government employees or employees of government-owned entities, unless permitted under the Guidelines for Gifts, Entertainment, and Third Party Travel, which generally require prior written approval. If you have any questions in this area, contact the Law Department. (See also, ‘Financial Reporting,’ ‘Gifts, Entertainment, and Third Party Travel,’ ‘Selling to the Government,’ ‘Conflicts of Interest,’ and ‘Political Involvement.’)
Canadian and U.S. law also impose significant civil and criminal penalties for creating false financial records. Our policy requiring accurate financial records is addressed on page 18 of this Code.
     Related Policies and Procedures:

200.09—	Representatives, Agents, Sales Consultants and Similar Appointments

209.01—	Appointment, Termination and Approval of Representatives, Agents, Sales Consultants and Other Similar Appointments
Anti-corruption laws can be very complex, and for this reason Nortel has established a more detailed policy, including a specific procedure applicable to the appointment, termination, and approval of representatives, agents, and sales consultants which can be accessed at the link above. You are responsible for being familiar with and following this policy if you sell to or otherwise deal with government bodies (including government-owned entities), manage employees with such responsibilities, or work in a related finance or accounting function.

Gifts, Entertainment, and Third Party Travel
Business gifts and entertainment are courtesies designed to build understanding and goodwill among people in a business relationship, and in some cultures they play a very important role. Problems arise when they compromise — or even appear to compromise — the recipient’s ability to make objective and fair business decisions or when they are contrary to applicable laws. Directly or indirectly offering or receiving any gift or entertainment that might be perceived to improperly influence a business interaction violates our commitment to maintaining objectivity and transparency in our relationships. Similar issues can arise in the context of business travel involving other companies, provided to or by Nortel employees.
All gifts, entertainment, and business travel provided to or by third parties must be moderate and reasonable and within regional expense limits, which are set forth in the Guidelines for Gifts, Entertainment, and Third Party Travel.
They must also:
>	Comply with applicable law and the policies of the employer of the other party;

>	Contribute to the business relationship and be consistent with business goals. If, for example, you are offering tickets to a sporting or cultural event, you must attend the event as well; and

>	Not be of such a nature that they could embarrass Nortel if they were publicly disclosed. “Adult entertainment,” for instance, is always inappropriate.
These rules may not be circumvented by giving or receiving gifts, entertainment, or third party travel through family, friends, or others.
Giving and Receiving Gifts Generally
Certain types of gifts may not be given to or received from persons doing business or seeking to do business with Nortel:
>	Cash, gift certificates, or any other cash equivalent

>	Stock, stock options, or “friends and family stock”

>	Discounts not generally available to the public
As a general rule, business entertainment is a more appropriate way to build relationships than an exchange of gifts.
Receiving Gifts and Entertainment from Companies Doing or Seeking to do Business with Nortel
Receiving gifts and entertainment from suppliers and others doing business or seeking to do business with Nortel may pose special problems as it may create unfairness or the appearance of unfairness in how we procure goods and services. Gifts and entertainment provided by companies doing or seeking to do business with Nortel must comply with the Guidelines for Gifts, Entertainment, and Third Party Travel, including the requirement that the receipt of certain items must be reported.
Q & A:
Q. May I invite an employee from a telecommunications company to a company golf outing?
A. A telecommunications company could be owned by the government, so you must first check with the Law Department.

Q & A:
Q. Nortel sometimes selects distributors or “channels” to sell our products to customers. Do our policies and procedures on gifts, entertainment, and business travel apply to dealings with or through them?
A. Yes. They apply to all companies with whom we are doing business (as well as those with whom we are seeking to do business or who are seeking to do business with us.)
Receiving gifts in special circumstances
In rare circumstances, the business custom in a country may effectively require the exchange of gifts of a greater value than generally allowed under the Guidelines for Gifts, Entertainment, and Third Party Travel. This is particularly true when you are visiting a country as a guest and the gift is offered as part of a public occasion and refusal would cause embarrassment to the person offering it. In that case, the best practice is usually to accept the gift on behalf of Nortel, report it to your manager or the Ethics Office, and turn the gift over to the Company for appropriate handling.
Providing Gifts and Entertainment to Government Employees
The laws in many jurisdictions strictly limit or prohibit providing gifts and entertainment to government employees, including the employees of enterprises owned in whole or in part by the government. Do not provide gifts and entertainment to government employees unless permitted under the Guidelines for Gifts, Entertainment, and Third Party Travel, which generally require prior written approval.
Paid Speaking Engagements
If you are authorized to speak or appear at an outside event on Nortel’s behalf, it is considered part of your job. Therefore you should not request or receive a fee without prior permission in writing from the Ethics Office. (See also, ‘Communications with Media and Speaking on Nortel’s Behalf.’)
Business Travel Involving Third Parties
In some circumstances, Nortel may need to provide business travel to third parties (such as customers). Similarly, other companies — such as suppliers — may offer business travel to Nortel employees. In all such circumstances, you may provide or receive travel-related expenses (such as transportation, lodging, and meals) only if and to the extent that such expenses are reasonably related to a legitimate Nortel business purpose and you comply with Guidelines for Gifts, Entertainment, and Third Party Travel. In addition, providing travel to employees of government agencies or government-owned entities could raise issues under the anti-corruption laws. In all such cases, you must follow the Guidelines for Gifts, Entertainment, and Third Party Travel, which require prior written authorization.
(See also, ‘Bribery and Corruption,’ ‘Selling to the Government,’ and ‘Conflicts of Interest.’)

Information about Competitors
It is often useful to obtain information about competitors. There are, however, restrictions on receiving and using such information, particularly confidential information.
Competitors’ Information
Competitive information is essential to enabling Nortel to compete effectively in the telecommunications market. However, we must not violate Company policies when obtaining, accepting, and retaining competitive information that may contain confidential information of another company.
This means, first, that you may receive certain information about other companies only if you have received appropriate assurance that the person providing the information is authorized to do so. Our policy regarding confidential information provides comprehensive rules regarding what types of assurance is required for specified types of information. You must be familiar with and strictly abide by this policy. Second, under no circumstances should an employee use improper means to obtain competitors’ information, whether or not that information is confidential, such as by posing as an employee of a fictitious company or using other false pretenses, or by participating in a competitor’s telephone conference call without the competitor’s approval with full knowledge of the person’s identity and actual employer. Also prohibited is bribery or unauthorized access to a computer network. Such conduct could subject both Nortel and the individual involved to serious legal consequences. Third, we should not hire competitors’ employees for the purpose of obtaining confidential information. (See also, ‘Nortel’s Confidential Information.’)
Related Policies and Procedures:
200.17 — Collection and Retention of Competitive Information
252.05 — Review and Approval of the Collection and Retention of Competitive Information
400.02 — Handling Unsolicited Disclosure of Ideas from Third Parties
401.03 — Handling Unsolicited Disclosure of Ideas from Third Parties
712.02 — Procurement Business Conduct
712.04 — Supply Agreements
Confidential Information: What Is It?
It is any information that is not public, including financial, business, and technical information, no matter what form it is in, when reasonable measures have been taken by the owner to keep the information secret, and the information is actually or potentially valuable from not being publicly known. Laws regarding the protection of confidential information vary by jurisdiction and depend on a variety of factors. If an issue arises concerning the possible receipt of a competitor’s confidential information, it is your responsibility to promptly seek guidance from the Law Department.
Confidential Information of Competitors:

When Do Issues Arise?
Such issues may arise:
>	When we work with Nortel employees who previously worked for competitors.

>	When customers, suppliers, channels, or others offer to provide price or other information about competitors.

>	During competitive bids.

>	In a merger, acquisition, or divesture context.
In addition to creating significant legal risks, inappropriate actions regarding confidential information of competitors and other parties could have serious business consequences. For instance, our independent efforts to develop an idea, technology, or product could be stalled by a claim of misappropriation.

Employees Should Watch Out for Transactions...
>	That are inconsistent with your knowledge of the customer’s business and its sources of funds.

>	Involving transfers of funds to or from third parties, or countries, unrelated to the transaction.

>	Involving locations identified as bank secrecy havens.

>	Involving complex or multiple transactions in unusual patterns that have no clear purpose.

>	Involving a shell bank incorporated in a place where it has no physical presence and that is unaffiliated with a regulated financial group or unlicensed money remitters or currency exchangers or non-bank financial intermediaries.

>	Where the customer seeks to avoid record-keeping or reporting requirements, through multiple transactions below a threshold amount that would trigger a reporting requirement, or through other means.

>	Involving payments in cash or cash equivalents.
Quality
Nortel is committed to making our technology work for our customers. Our promise is to collaborate with customers to design and deliver solutions that enhance their competitiveness. We work to be the most valued supplier, delivering reliable products and services that are of the highest quality, competitively priced, and deployed on time. We are not satisfied with “good enough.” We focus on quality in every aspect of our business — in products and in processes, services, and our work environment as well. Among other things, this commitment means that you should bring any concerns about quality promptly to the attention of Nortel management. (See also, ‘Other Sales and Marketing Standards.’)
Selling to the Government
The laws and regulations that govern doing business with governments and government-owned entities are often more restrictive than those relating to commercial customers. Employees involved in government business are required to be aware of all applicable laws and regulations in this area. If you have any questions or concerns, you should consult with the Law Department.
You should avoid:
>	Improperly seeking or accepting confidential bid information belonging to another party (such as the government or a competitor).

>	Noncompliance with applicable government pricing, billing, and other procurement rules.
You must also use caution when initiating discussions regarding possible Nortel employment with a current or former government employee where Nortel has had recent business dealings with such person or in any other circumstance where the negotiation could give rise to a possible violation of law or appearance of impropriety. In such circumstances you must first consult the Law Department or Human Resources. (See also, ‘Bribery and Corruption’ and ‘Gifts, Entertainment and Business Travel.’)
Money Laundering and Exchange Control
Money laundering laws prohibit moving the proceeds of crimes to hide their source or transferring funds for criminal purposes, including terrorism, narcotics trafficking, or corruption.
>	If you have any concern about the source of a customer’s funds, you must err on the side of caution and escalate the issue using the reporting procedures set forth in this Code or consult with the Law Department.

>	Be aware of and comply with laws requiring that the receipt or importing of specified amounts of cash or cash equivalents be reported to the appropriate authorities.
Many countries also have currency and exchange control laws, which, among other things, may restrict the flow of such countries’ funds outside of that country. Nortel requires employees doing business in such countries to be familiar with and abide by these laws.

Our Commitment to Our Company
We must be guided by what is best for Nortel in all aspects of our work.
>	Financial Reporting

>	Recording and Reporting Other Types of Information

>	Maintaining Information

>	Conflicts of Interest

>	Use of Company Assets

>	Nortel’s Confidential Information

>	Communications with Media and Speaking on Nortel’s Behalf

>	Responding to Legal Proceedings

Be Alert for Inaccurate Financial Reporting:
The following are warning “red flags” which should cause you to carefully consider whether activities or reporting may be inappropriate:
>	Inaccurate or unrecorded expense, revenue, asset, or liability entries.

>	Financial records that do not accurately reflect the nature of the transaction or do not match underlying performance.

>	Pressure to produce certain accounting results.

>	Efforts to avoid standard review and control processes.

>	Failure to perform required reviews of financial practices, records, and results.

>	Estimates or reserves that are not supported by facts or appropriate documentation.

>	Transactions that do not appear to have a reasonable business purpose.
Financial Reporting
Maintaining accurate and complete financial records is required by law and is fundamental to our ethical commitment to our shareholders. Inaccurate records can harm Nortel in many ways, including, but not limited to, subjecting us to legal sanctions, breaching our promises to stakeholders, and weakening the effectiveness of our internal controls.
Obligations of All Employees
All employees have the following responsibilities to help ensure accurate financial record keeping:
>	Record transactions accurately, completely, consistently, and in a timely manner.

>	Maintain books, accounts, and records using sufficient detail to reflect Nortel transactions accurately and fairly.

>	Never mislead an internal or external auditor through false, incomplete, or non-responsive information.

>	Maintain the confidentiality of Company information and disclose records and information as authorized by Company policy.

>	Report any pressure to inappropriately influence reporting of financial results.

>	Challenge any business practice or behavior that may undermine the principles in this Code and the integrity of our Company.
Additional Obligations of All Employees with Financial or Accounting Responsibilities
Employees with financial or accounting responsibilities must be aware of their special responsibilities. For example, they are obligated to:
>	Fairly and accurately record all transactions and maintain records in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

>	Ensure there is adequate and appropriate review and approval of all transactions recorded in accordance with U.S. GAAP and other applicable principles and standards.

>	Communicate unfavorable as well as favorable information and provide professional judgments and/or opinions.

>	Maintain awareness of and perform their duties in a manner consistent with finance and accounting-related laws, regulations, and professional standards and request appropriate professional advice as required.

>	Be alert for and cognizant of potential violations of law and Nortel policies and procedures that may become apparent in the course of their work through financial data processing and knowledge of business operations and report these as appropriate.

>	Retain financial records according to Company record retention policy.

Senior Financial Managers also have obligations to:
>	Ensure that financial and accounting staff have the appropriate level of functional expertise and resources to accomplish operational objectives and maintain professional standards.

>	Support and promote continuous training and development of financial and accounting staff and ensure appropriate transition of duties to new personnel.

>	Prevent and detect any pressure on financial or accounting personnel, with respect to accounting judgments and estimates, for the purpose of inappropriately influencing the reporting of financial results.

>	Take all other steps necessary to ensure that the reports and other documents filed with government agencies, including the Canadian Securities commissions and the U.S. Securities and Exchange Commission, and all other public accounting and finance-related communications are accurate and complete in every respect and are filed in a timely manner.
(See also, ‘Bribery and Corruption.’)
Related Policies and Procedures:
100.22 — Disclosure of Material Information
101.01 — Disclosure of Material Information
300.33 — Financial Reporting
300.34 — General Auditor and Compliance
301.06 — Audit Report Follow-up Process
301.07 — Internal Audit Implementation Procedure
GB 001 — Payment and Reporting of Taxable Benefits
US 002 — Payroll Tax Reporting
US 003 — Internal Revenue Service Boycott Reporting Requirements
300.03 — Travel, Living and Entertainment Expenses
Recording and Reporting Other Types of Information
In addition to financial matters, information of all kinds must be recorded and reported accurately and promptly and in sufficient detail so that the nature of the underlying transaction is clear. This includes, but is not limited to, information concerning research, development, production, marketing, sales, purchasing, and environmental and product test results. Travel and expense claims must be justified, accurate, and in accordance with Company policy.
Maintaining Information
Nortel has procedures to ensure that information is maintained and, when appropriate, disposed of in a manner consistent with applicable legal requirements and sound business practices. You are expected to be familiar with information handling policies and procedures, including classification, retention, safeguarding, and transmission requirements specific to your job.

Special considerations applicable to serving on a board of directors or technical advisory board or otherwise advising another company that does not and is not likely to do business with or compete against Nortel.
Your serving on a board of directors or a managerial, advisory, or technical board of a commercial enterprise may be advantageous to Nortel. At the same time, it may present a conflict with Nortel interests, even where that company does not and is not likely to do business with or compete against Nortel. This is particularly true where such service could expose you to third-party intellectual property or adversely affect Nortel’s reputation. Accordingly, in all such cases, you must disclose all such relationships pursuant to the Conflicts Disclosure Process.
In addition, any regular document disposal must cease immediately if you are aware of a legal request for such documents. (See also, ‘Responding to Legal Proceedings.’)
Related Policies and Procedures:
205.04 — Protection of Confidential Information
252.01 — Retention, Storage, and Destruction of Company Records
Conflicts of Interest
Avoidance and Disclosure of Conflicts of Interest
Your duty of loyalty to Nortel requires that when acting on the Company’s behalf you make all decisions with only Nortel’s best interests in mind. If you believe that you have a conflict of interest, you must promptly disclose it pursuant to the Conflicts Disclosure Process (page 22). Moreover, even if you believe that the conflict will not affect your work or be detrimental to Nortel, if others could reasonably believe otherwise, you must disclose it. Apparent conflicts of interest can harm Nortel by undermining the trust of key stakeholders — shareholders, customers, suppliers, employees and others — which is necessary for our continued success.
You have a conflict of interest when any outside interest or activity:
>	Prevents you from effectively and efficiently performing your regular duties.

>	Causes you to compete against the Company.

>	Influences your judgment when acting on behalf of Nortel in a way that could hurt the Company.

>	Causes you to misuse Company resources.
Apparent conflicts are any circumstances that could cause another person to reasonably suspect that you might have a conflict of interest.
The following are examples of situations that may give rise to conflicts of interest in the business world. However, conflicts can arise in many other forms, and any actual or apparent conflict is subject to our policy.
Interest in Contracts or Transactions
You must promptly disclose, pursuant to the Conflicts Disclosure Process, the nature and extent of any interest that you have in a contract or transaction between Nortel and a third party.
Corporate Opportunities
Directors, officers, and employees must advance Nortel’s interests when the opportunity arises. You should not appropriate to yourself or to any other person or organization the benefit of any actual or potential business opportunity that belongs to Nortel. If you have any questions regarding this policy, it is your responsibility to contact the Law Department or the Ethics Office.

Relationships with other Companies
Working for, serving as a director or advisor to, or having investments in competitors or companies with which Nortel has or is likely to have a business relationship, including business partners, distributors, suppliers, vendors and customers. You must avoid any circumstances that could affect judgments you make on behalf of the Company or that could create the appearance of divided loyalties. For this reason, as a general rule and subject to the Conflicts Disclosure Process and any contractual agreements with the Company, directors, officers and employees should not:
>	Serve as directors, officers, employees, advisors, contractors, or consultants to any company that does or is likely to do business with or compete against Nortel.

>	Have any direct or indirect investment in any such company (with the exception of a public company when the investment does not exceed one percent of the issued shares.)
You must disclose all such relationships and investments pursuant to the Conflicts Disclosure Process.
Doing part-time work for, or running, an outside business that is not, or is not likely to become, a competitor or have a business relationship with Nortel. Employees and officers may wish to run or be employed by an outside business or perform additional part-time work for commercial enterprises that are not competitors, suppliers, or customers. This, in and of itself, does not constitute a conflict of interest. However, a conflict may arise if, for instance:
>	You interact with some of the same people as in your Nortel job;

>	You use skills or tools paid for or developed by Nortel;

>	You do the same or similar work for Nortel; or

>	Your work prevents you from performing your Nortel job effectively and efficiently.
Before running or being employed by an outside business, you must seek prior approval pursuant to the Conflicts Disclosure Process.
Family and close personal relationships
If an immediate family member or someone with whom you have a close personal relationship works or consults for or is a director of an organization that competes or does or seeks to do business with Nortel, you should disclose that fact. You must also make disclosure if you are aware that such person has an ownership interest in such an organization (exceeding one percent of the issued shares if it is a public company.)
Q & A:
Q. My manager has a romantic relationship with the leader of an organization that she supports as Human Resources prime. Is this permissible under the Code?
A. Such a relationship creates at least an apparent conflict of interest and must be disclosed pursuant to the Conflicts Disclosure Process.

Managerial Relationships with Family Members and Close Personal Friends
An actual or apparent conflict of interest may arise when family members or persons with whom employees have close personal relationships serve as their direct or indirect managers or are otherwise in a position to affect their employment. Accordingly, in all such cases, you must disclose all such relationships pursuant to the Conflicts Disclosure Process.
Receiving Gifts, Entertainment, and Third Party Travel
Receiving gifts, entertainment, and business travel from those doing or seeking to do business with Nortel can present conflicts of interest, as discussed previously in this Code. (See, page 13.)
Loans and Guarantees of Indebtedness
Nortel will not make loans to or guarantee the indebtedness of directors or executive officers.
Conflicts Disclosure Process
If you have an actual or apparent conflict of interest — or are uncertain whether you have a conflict or apparent conflict — such as those previously described or others, you must promptly and completely disclose the facts and receive authorization from the Ethics Office.
Decisions about outside activities will be based on such factors as the scope of your proposed role, the nature of the enterprise, and the time commitment involved. If it is determined that the activity is not likely to raise conflict of interest issues, you will be allowed to engage in the activity. However, no such permission is valid unless received in writing. If it is determined that the activity is likely to be a conflict of interest, Nortel will require that you not engage in, or cease, the activity or modify your involvement, on penalty of disciplinary action that could include dismissal (subject to applicable law.) In certain circumstances, an activity may be permitted if a potential conflict of interest can be avoided by implementing adequate controls.
There may be circumstances where an activity is approved and later circumstances change to make a conflict of interest more likely. As an example, if the company for whom you are doing consulting work seeks to become or becomes a supplier to Nortel, this could give rise to a conflict of interest. Where changed circumstances make a conflict more likely, you are obligated to bring the matter to the attention of Nortel and seek renewed approval through the Conflicts Disclosure Process.
Special rules apply to executive officers and directors. Before engaging in conduct or transactions that may create a conflict of interest, executive officers and directors must disclose all facts and circumstances to the Corporate Secretary, who shall inform and seek the prior approval of the Audit Committee of the Board of Directors.

(See also, ‘Bribery and Corruption’ and ‘Gifts, Entertainment, and Third Party Travel.’)
Related Policies and Procedures:
200.01 — Ethical Business Practices
200.13 — Representation on Unaffiliated Boards of Directors
201.06 — Guide to Ethical Business Practices: Compliance, Enforcement, and Conflict of Interest
Use of Company Assets
Efficient and appropriate use of Company resources is critical to our success. We must therefore exercise good judgment and discretion when using Nortel’s tangible and intangible property.
Related Policies and Procedures:
200.05 — Corporate & Systems Security
205.04 — Protection of Confidential Information
206.01 — Systems Security
300.01 — Risk Management
320.28 — Use of Undisclosed Material Information
303.23 — Travel, Living and Entertainment Expenses
400.03 — Possession and Use of Third Party Software
Safeguarding Company Property
All employees are responsible for safeguarding Company funds and other property against loss, theft, or misuse, including unauthorized use. You must follow all procedures regarding the use of Company property and report any violations of which you become aware. Charitable contributions of Nortel property must be made in accordance with Company policy.
Use of Nortel Name, Facilities, and Relationships
You should not use Nortel’s name, facilities, or relationships for personal benefit (or for the benefit of a third party). Use of the Company’s name, facilities, or relationships for charitable or civic purposes may be made only with prior approval of the Chief Marketing Officer.
Travel and Living Expenses
We are all responsible for ensuring that business travel and living expenses are reasonable and commensurate with the business conducted and in compliance with Nortel’s expense policies and procedures.
Related Policies and Procedures:
300.33 — Financial Reporting

Computer and Network Use
Nortel permits reasonable personal use of Company computers and telephones. However, such use must not:
>	Interfere with or adversely affect your job performance or that of any other employee.

>	Interfere with or impede the intended operation of the computer and associated network access provided to you or others. (For instance, music and games can consume significant storage capacity.)

>	Be for personal business or the business of another person or company.

>	Support any unlawful or other purpose that could cause embarrassment to the Company or otherwise adversely affect its interests.

>	Be disruptive or offensive, involving, for instance, sexually explicit materials or materials that are discriminatory, hateful, or threatening to others. Nortel computers may not be used to access pornographic or other offensive web sites.
(See also, ‘Nortel Forbids Discrimination and Harassment.’)
You must also be familiar with and adhere to our information security procedures.
All data that moves over our network is and remains Company property (subject to the intellectual property rights of third parties.) Nortel may review voice and data transmissions on the network at any time without notice, subject to the requirements of applicable law.
Related Policies and Procedures:
200.05 — Corporate & Systems Security
200.19 — Appropriate Use of Nortel’s Network
205.04 — Protection of Confidential Information
206.01 — Systems Security
901.05 — Network Data (Recording and Use)
Contractual Commitments
Nortel has designated the corporate personnel who are authorized to commit the Company to specific obligations. You must not sign any agreement on Nortel’s behalf or enter into any obligation that binds Nortel unless you are authorized to do so in accordance with Company procedures.
Conducting Research
Employees who conduct scientific and technical research must be aware of and comply with the standards of ethical conduct governing such work.

Nortel’s Confidential Information
Nortel’s confidential information is one of its key corporate assets. The unauthorized release of confidential information can cause the Company to lose a critical competitive advantage, hurt relationships with customers, and embarrass or harm fellow employees. Nortel’s confidential information includes any information that is not public knowledge, including financial, business, and technical information, no matter what form it is in, when Nortel has taken reasonable measures to keep the information secret, and the information is actually or potentially valuable from not being publicly known. It may include technical information as well as business, and financial records, such as business plans, sales and marketing data, and employee personnel information.
Of particular concern is Nortel’s technical information, such as product plans; future product direction; technical information concerning Company products and services; manufacturing and development process information; engineering designs, drawings, and layouts; software code; trade secrets; know-how; pending patent applications; invention disclosure statements, and the like. All such information must be accessed, stored, and transmitted in a manner consistent with Nortel’s policies and procedures. The inappropriate release of Nortel’s confidential information can damage the Company and violate the law. The inappropriate release of this and other types of confidential information can also diminish Nortel’s rights to such information, give others implied rights that we would not have knowingly permitted, or cause us to lose valuable information to competitors.
Other important reasons for preserving the confidentiality of Nortel’s information are addressed in the ‘Inside Information’ (page 28) and ‘Communications with Media’ (page 29) sections of this Code.
     Related Policies and Procedures:
     205.04 – Protection of Confidential Information
Employee Duties Regarding Nortel’s Confidential Information
>	Ensure that information under your control is properly classified and safeguarded in accordance with Nortel policies and procedures.

>	Be careful when you discuss or transmit confidential information:
–	Outside Nortel (for instance, on cell phones or in public places);

–	In situations where third parties are on Nortel premises. (For example, do not leave confidential information visible on an unattended computer monitor);

–	In emails. Use encryption technology if feasible, as defined in Nortel policies and procedures; and

–	In faxes that may be seen by third parties.

>	Safeguard the confidentiality of information provided to third parties, such as suppliers or customers, pursuant to applicable Company policies and procedures. For example, when engaging in discussions or negotiations that involve disclosing Nortel confidential information to third parties under a non-disclosure agreement, make sure that no statement, agreement, or transfer of technology is made that inadvertently grants the party a license or rights to use Nortel intellectual property. Prior to Nortel receiving any oral or written confidential information a non-disclosure agreement will usually need to be executed by Nortel and the other party. If you think a non-disclosure agreement may not be required in a particular case you should discuss this with the Law Department.

>	Report any actual or suspected unauthorized release of confidential information, whether intentional or unintentional, to the Law Department immediately.

>	If you see Nortel confidential information left unattended or otherwise made accessible to people who should not have it (even other Nortel employees), report this immediately to your manager. Discuss confidential information only with those employees who have a legitimate need to know.

>	Make sure that tangible and electronic copies of Nortel confidential information are clearly and consistently marked as required by applicable corporate procedures.
Remember that your obligation to maintain the confidentiality of Nortel information continues even when your employment with the Company ends.
     Related Policies and Procedures:
     100.22 — Disclosure of Material Information
     101.01 — Disclosure of Material Information
     205.04 — Protection of Confidential Information
     300.28 — Use of Undisclosed Material Information
     320.28 — Use of Undisclosed Material Information
Confidential Information Received from Third Parties
Sometimes we receive information from our customers, suppliers, business partners, and other third parties on the condition that it be kept confidential. If we agree to those terms, we must take care to safeguard the confidentiality of such information, as provided in Nortel policies and procedures.
You should be aware of these guidelines concerning third-party confidential information:
>	Nortel does not want third-party confidential information unless having such information is necessary in the context of a business transaction (such as a request for proposal or bid request, evaluation of a component or product to be incorporated into a Nortel system design, service for a customer’s system, or due diligence for a potential transaction).

>	Prior to Nortel receiving any oral or written confidential information, ask the Law Department if a non-disclosure agreement must first be signed and delivered by Nortel and the other party.

>	If you accept third-party confidential information under a non-disclosure agreement, be sure an appropriate process has been established to meet our obligations and that the information is used only for the purposes permitted under the agreement.

>	Do not accept or review an unsolicited disclosure of ideas (such as concepts, technologies, patent applications, invention disclosures, or license or marketing offers) from a person outside the Company. Instead, report the matter immediately to the Law Department.
(See also, ‘Confidential Information of Competitors’ and ‘Privacy.’)
     Related Policies and Procedures:
     200.17 — Collection and Retention of Competitive Information
     252.05 — Review and Approval of the Collection and Retention of Competitive Information
     400.02 — Handling Unsolicited Disclosure of Ideas from Third Parties
     401.03 — Handling Unsolicited Disclosure of Ideas from Third Parties
Protecting Intellectual Property — Nortel’s and Others’
Certain information is characterized as “intellectual property,” such as patents, trade secrets, trademarks, copyrights, and other proprietary information. It is Nortel policy to establish, protect, maintain, and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways. All employees must be aware of and comply with Company procedures necessary to safeguard these assets, including complying with any agreement relating to intellectual property and confidentiality signed upon the commencement of or during employment.
In addition to protecting its own intellectual property rights, Nortel respects the valid intellectual property rights of others. Unauthorized receipt or use of the intellectual property of others may expose the Company to civil law suits and damages. You must follow all Company procedures, including those governing the appropriate handling of unsolicited intellectual property.
Copyright Protection
You must not use copyrighted materials without appropriate permission. Copyright laws protect many of the materials we use in the course of our work: software, books, audio and videotapes, trade journals, and magazines are a few examples. Presentation slides, training materials, management models, and problem-solving frameworks produced by outside consultants or organizations may also be copyrighted. Copyright laws also cover songs, games, movie clips, text, and images found on the Internet. Copyrighted materials must not be produced, reproduced, distributed, modified, published, displayed, or performed in public without authorization (such as written permission or a license agreement) from the copyright owner or the owner’s authorized agents. (See also, ‘Computer and Network Use.’)
     Related Policies and Procedures:
     501.02 — Intellectual Property
     501.03 — Patents, Industrial Designs and Inventions by Employees
     400.06 — External Publication of Technology Information
     401.02 — Review and Approval Process for External Publication or Presentation of Technology Information
Computer software licensed by Nortel must not be illegally copied for personal, company, or customer use. Also, use or incorporation of “free use” or “free trial” third-party software with Nortel products or services should be approached with the utmost caution. Approval for such use is determined by Nortel on a case-by-case basis according to Company policies and procedures.
Inside Information
If you are in possession of material inside (non-public) information about Nortel, you may not trade in Nortel securities including shares, units in stock funds under investment plans, or options. The same prohibition applies to trading in the securities of any other company, such as a Nortel customer, where you have material inside information about that company.
Trading (either buying or selling) securities of a company when you have material inside information about that company is “insider trading.” It is illegal, carries severe penalties, and is frequently prosecuted, even in cases involving small trades or where the violator received no profits from the trade. It is also illegal to pass on material inside information to anyone else, other than in the necessary course of business and with an appropriate nondisclosure agreement. This is sometimes known as “tipping.”
Generally, information will be considered material if:
>	There is a substantial likelihood that a reasonable investor would consider it important in deciding whether to make an investment in a security or would view the information as having significantly altered the “total mix” of information available about the security or the company that issues it; and/or

>	Public disclosure of such information would reasonably be expected to have a significant impact on the market price or value of the security.
Common examples of material information include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments, and major changes in business direction.
Any Nortel director, officer, or employee who engages in any form of insider trading or tipping is subject to dismissal and prosecution (and, in the case of directors, a request to resign from the Board).

While all Nortel directors, officers, and employees are subject to insider trading laws generally, there are certain individuals who, by virtue of their role, are “deemed insiders.” Generally, deemed insiders are Nortel officers, directors, senior executives and other leaders, and employees who frequently have access to material information. The trading activities of these individuals are restricted by Nortel: they may not engage in any trading activity in Nortel securities for specified periods of time throughout the year, known as “black out periods.” Deemed insiders can only trade during prescribed “window periods” and, even then, only if they do not have knowledge of any Nortel material inside information at that time.
In addition, Nortel directors, officers, and employees are prohibited at all times from engaging in certain types of transactions involving “calls,” “puts,” or “short sales” in Nortel securities.
The rules governing trading by insiders are complex and sometimes seem unclear. If you need assistance or are uncertain about whether or how the restrictions apply to you, you should contact the Law Department before taking any action.
(See also, ‘Communications with Media and Speaking on Nortel’s Behalf.’)
     Related Policies and Procedures:
     300.28 — Use of Undisclosed Material Information
     320.28 — Use of Undisclosed Material Information
Communications with Media and Speaking on Nortel’s Behalf
Securities laws require fair public disclosure of information concerning publicly-traded companies, such as Nortel, with serious penalties for companies and individuals who violate these requirements. Other legal and business considerations also govern the transmission of information about the Company to outside parties.
If you are contacted for an interview, comments, or other information by the media, you must refer them to Corporate Communications. If you are contacted by a securities analyst, investor, or other third party, you must refer them to Investor Relations.
In addition, comments made by Nortel employees — at trade shows or even on-line chat rooms — may be seen by others as representing an “official” Company position. You must refrain from speaking on Nortel’s behalf unless authorized to do so by appropriate Company personnel. (See also, ‘Inside Information.’)

Responding to Legal Proceedings
The Law Department must be notified immediately of any lawsuit, investigation, inquiry, or legal proceeding in which the Company is or might be involved. This includes situations where an employee is involved as a third party (for example, as a witness) if the matter concerns the Company. No information, whether oral or written, or records or files of any nature should be furnished to any outside party in connection with a lawsuit or government investigation except with the prior approval of the Law Department.
In addition, employees must never, under any circumstances:
>	Destroy, alter, or conceal any documents in anticipation of or following a request for those documents from any government agency or a court or in connection with any pending or threatened litigation, investigation, or official proceeding.

>	Lie or make misleading statements in connection with any government or other investigation or any legal proceeding, or cause another employee to do so.
(See also, ‘Maintaining Information.’)
     Related Policies and Procedures:
     252.01 — Retention, Storage, and Destruction of Company Records

Our Commitment to Each Other
Nortel employees have an obligation to treat each other with dignity and respect and to maintain a safe and healthy work environment.
>	Nortel Forbids Discrimination and Harassment

>	Nortel Promotes Diversity

>	Drugs and Alcohol

>	Workplace Health and Safety

>	Privacy

Nortel Forbids Discrimination and Harassment
Nortel’s policy is to recruit, hire, train, compensate, promote, and make other employment decisions affecting employees and applicants without improper regard to a person’s race, color, religion, national origin, gender, sexual orientation, age, disability, or marital or family status. In addition, we must not discriminate based on any other factor protected by applicable law.
All employees deserve to work in an environment that is free from harassment based on any such characteristic. Such harassment is strictly prohibited. Subject to applicable law, breach of this principle will lead to disciplinary action, which may include dismissal. Harassment may include (but is not limited to) making unwelcome sexual advances, sending or displaying obscene or racist materials, or sending or telling offensive jokes or comments.
The standards referred to above apply in all locations where we do business, and may be stricter than the legal standards in your own country.
If you believe that you are being subjected to discrimination or harassment, you should immediately report the matter using the reporting procedures set forth in this Code. (See also, ‘Computer and Network Use.’)
     Related Policies and Procedures:
     800.09 – Compensation and Long-Term Incentives
     800.11 — Employee Development and Performance Feedback
     800.18 — Employee Permanent Relocation Assistance
     800.28 — Internal Movement of Employees
     802.19 — Sexual Harrassment
     CA.007 — Employee Permanent Relocation Assistance to or within Canada
     US.009 — Employee Permanent Relocation Assistance to or within the United States
Nortel Promotes Diversity
Differences in background, experience, perspective, and talent are important assets in the work we do. Diversity at Nortel means an inclusive environment in which differences are valued and appreciated. When we build on the wealth and variety of ideas that arise from our diverse work force, we create value and success for our customers.
As an employee, you should make an effort to leverage the benefits of your co-workers’ unique perspectives and approaches to help drive innovation. If you are a manager, diversity considerations should be part of your hiring, training and promotion decisions.
     Related Policies and Procedures:
     800.25 — Chronic Medical Conditions including AIDS
     802.19 — Sexual Harassment
     CA.005 — Equal Employment Opportunity
     CA.003 — Workplace Harassment
     US.008 — Equal Employment Opportunity/Affirmative Action

Drugs and Alcohol
Any employee who is found to be under the influence of or using, selling, or possessing illegal drugs on Company or customer property or while conducting Nortel business is subject to discipline, including dismissal.
While conducting Nortel business you must not be under the influence of alcohol or other similar substances or improperly use medication in any way that could diminish — or raise questions concerning — your ability to perform your job or result in your doing things that might be harmful to the Company or your co-workers. While on Nortel’s premises you may not consume any alcohol, except in accordance with Nortel policies and procedures.
If you are taking medication that may affect your ability to perform your work or may affect the health or safety of you or your colleagues, discuss this with your manager, Human Resources, or a Nortel health professional.
     Related Policies and Procedures:
     800.24 — Substance-Free Workplace
     US.006 — Drugs and Alcohol
Workplace Health and Safety
In every aspect of our business, we must work to ensure the health and safety of our employees, comply with Company policies and procedures involving health and safety, and protect the general public from harm that could be caused by Nortel activities. Among other things, employees must promptly report to management any job-related injury or illness. Employees must also comply with Nortel policies and procedures regarding emergency response and preparedness, business continuity planning, and the security of our facilities and work sites.
A safe and secure work environment also means a workplace free from violence. Threats (whether implicit or explicit), intimidation, and violence have no place at Nortel and will not be tolerated. Any threatening behavior must be reported immediately to your manager, Human Resources, or appropriate security personnel.
     Related Policies and Procedures:
     100.02 — Crisis/Emergency Communications
     200.10 — Travel by Nortel Networks Directors, Officers and Employees
     200.16 — Protection of Key Corporate Employees
     204.01 — Crisis Management
     800.01 — Environment, Health and Safety
     803.14 — Emergency Response
     803.15 — Environment, Health and Safety Management

Privacy
We respect employees’ privacy and take care to maintain the confidentiality of employees’ personal data. We develop, implement, maintain, and audit privacy and data protection procedures and practices to ensure compliance with applicable legislation throughout Nortel global operations.
Employees with access to personal information about other employees (such as medical records or salary history) must be familiar with Nortel privacy policies and procedures and act diligently to safeguard its confidentiality. Personal information may only be shared with or provided to others for a proper business purpose and when permitted by Company policies and procedures and applicable law.
(See also, ‘Nortel’s Confidential Information.’)
     Related Policies and Procedures:
     800.29 — Privacy and Data Protection
     802.20 — Privacy and Data Protection
     US.010 — Collection, Maintenance and Release of Health Information
     CA.009 — Collection, Maintenance and Release of Health Information

Our Commitment in Doing Business Globally
Because Nortel is a global company, it is subject to laws that govern commerce between nations, as well as local laws and regulations in the countries where we operate.
>	Export Control

>	Customs

>	U.S. Anti-Boycott Act

>	Foreign Corrupt Practices

Be Alert for ‘Red Flags’ that may indicate Export Control Law Violations:
>	The customer’s address is a P.O. Box or the customer’s facilities are not suitable for the product ordered.

>	The product is incompatible with the end customer’s business or its stated end use.

>	The shipping address is a forwarding/shipping agent.

>	The customer is known to have, or suspected of having, unauthorized dealings in embargoed countries or with denied parties.

>	The customer does not use commonly available installation and maintenance services.

>	The customer is reluctant or refuses to provide end-user information.

>	The customer requests non-standard payment terms or currencies.

>	The order amounts, packaging, or order routing do not correspond with normal industry practice.

>	The parties are known or suspected to be engaged in the development of biological, chemical, or nuclear weapons or ballistic missiles.
Export Control
To promote national security and foreign policy goals, many countries regulate exports of goods, technology, software, and services. All such products are exports when they leave the country of origin, even if they leave only temporarily and the products are not for sale.
Because the U.S. is a high-export country with the most restrictive export laws, it is our practice generally to apply U.S. export controls to all products we export, regardless of the country of origin, manufacture, or departure, in addition to other applicable export laws. U.S. law restricts exports to (1) people and companies on the U.S. government’s denied persons lists and (2) embargoed countries. It is your responsibility to check with Global Logistics or Government Relations to ensure that your proposed export would not violate any applicable laws.
Under U.S. law, an ‘export’ includes: (1) tangible exports — physical products that move across international borders, (2) intangible exports, such as data (including plans and software) and information that moves across international borders, and (3) ‘deemed exports’ — technology, technical data, or source codes to which a non-U.S. citizen in the United States has access.
International trade regulations and export controls are very complex. Employees should seek the help of Global Logistics or one of the Export Control Contacts (“ECC Contacts”) listed on Nortel’s Export Control Compliance web page (http://ecc.ca.nortel.com). They will help you to ensure that:
>	You follow applicable international trade control regulations, including licensing, shipping documentation, import documentation, reporting, and record retention requirements, of all countries in which we conduct business or in which our business is located. In some cases, these restrictions will apply to international trade in goods, technology, software, and services as well as to financial transactions.

>	Employees and third parties who are citizens or residents of countries subject to export control restrictions have access to our network only if and to the extent permitted by applicable law.

>	All international transactions are processed through Nortel’s trade and compliance shipping systems, which are designed to help manage Nortel’s export control compliance. (Many but not all SAP-generated international orders are automatically reviewed for export control compliance at the time an order is placed with Nortel or at the time of shipment.) To determine whether an international transaction has been reviewed, employees should consult one of the ECC Contacts listed on Nortel’s Export Control Compliance web page (see above).

If you are uncertain whether your transaction or tangible or intangible transmittal of controlled data is compliant or if a Nortel employee is appropriately licensed, you must contact Global Logistics, Government Relations, or the Law Department. It is your responsibility to work with our exporting resources to ensure compliance.
Related Policies and Procedures:
400.06 — External Publication of Technology Information
400.04 — Export Control and Trade Compliance
402.01 — Export Control and Trade Compliance
Customs
You are required to comply with all applicable customs requirements. All import and export documentation must be accurate and complete. Where a customer or agent is responsible for preparing such documentation, you must provide them with all necessary information.
U.S. Anti-Boycott Act
Under U.S. law, Nortel is required to report to the U.S. Government, and not to cooperate with, any request concerning boycotts or related restrictive trade practices. Employees may not take any action, furnish any information, or make any declaration that could be viewed as participating in an illegal foreign boycott. Requests to engage in boycotts — even if rejected — must be reported to the Law Department. This includes requests that are part of an actual order, as well as those that do not concern a specific transaction.
Foreign Bribery and Corrupt Practices
The strict prohibition under law and Nortel policy against corrupt activities regarding government officials is addressed elsewhere in this Code (See also, ‘Bribery and Corruption,’ ‘Gifts, Entertainment, and Third Party Travel,’ and ‘Selling to the Government.’)

Our Commitment to Our Communities
Our work for Nortel touches many communities. We must respect them by working to conduct Company business in a socially responsible manner, as well as by obeying laws dealing with the environment and the political process.
>	Social Responsibility

>	Environmental Responsibility

>	Political Involvement

Social Responsibility
As global citizens, companies have a role that extends well beyond the payment of taxes, employment of people, and provision of goods and services. We face a special challenge: to uphold our high corporate standards of ethical business conduct, while respecting the culture and varying business customs of the communities and countries in which we operate.
>	We encourage recruiting qualified local personnel and purchasing local materials and services, where practical.

>	We do not use forced labor or child labor and will not work with suppliers that do.

>	We expect suppliers to observe our social responsibility standards, as set forth in the Supplier Code of Conduct.
Social responsibility means more than avoiding harmful activities. At Nortel, we aim to contribute directly, and through our directors, officers, and employees, to the well-being and improvement of the towns, cities and regions in which we operate. Many of our employees are passionate about making a difference and contribute time, financial resources, and experience to address the needs of their communities.
In many locations, Nortel provides support to community programs in such areas as social welfare, health, and education. For many years, we have focused our efforts on mathematics, science, and technology education, by supporting universities, schools, students, and educators in communities across the globe. By sharing financial resources, equipment, and expertise, Nortel helps create innovative solutions to community challenges through the thoughtful application of communications technology.
When knowledge of product and manufacturing technology can be shared without harming our competitive position in the marketplace (or contravening national restrictions on the transfer of technology), we engage in technology cooperation projects with industry, institutions of higher education, and industry associations around the world.
Before committing Nortel to a project or undertaking work on the Company’s behalf in these areas, you should consult with your local Community Relations prime or, if there is not a prime for your location, the Corporate Social Responsibility team at NCSR@nortel.com.
Related Policies and Procedures:
100.04 — Corporate Contributions
251.01 — Corporate Contributions for Community Relations
800.27 — Support for Education

Environmental Responsibility
We work to comply with all applicable environmental standards established by governmental agencies in the locations where we operate and with Nortel policies and procedures. Any violation of environmental law, regulation, or policy by Company personnel or others acting on our behalf must be reported to the Environment Health and Safety Department immediately. We must always be prepared to respond to all environmental accidents and emergencies.
We take the initiative to develop innovative solutions to environmental issues before they arise. And we take responsibility for the environmental impacts of our products throughout their lifecycle — from design to final disposition. We work with customers, suppliers, industry associations, educational institutions, public interest groups, and governments throughout the world to promote the development and dissemination of innovative solutions to industry-related environmental impacts.
Related Policies and Procedures:
700.06 — Environmental Procurement
712.17 — Environmental Procurement
800.01 — Environment, Health and Safety
803.14 — Emergency Response
850.02 — EHS, Audits, Compliance, Assessments and Management Reviews
Political Involvement
Nortel’s interactions with governments must be above reproach in every respect. As a Company, we express views on local and national issues that affect our business and our industry. We support and participate in the political process in accordance with applicable laws and regulations.
>	Employees involved in lobbying and other work for Nortel within the political process must ensure that they are aware of and comply with all applicable laws.

>	All contacts between employees of Nortel and members of government, other than direct sales contacts with technical or procurement officials, contacts with the patent or copyright offices, contacts by or authorized by the Law Department, and those required by statute, shall be coordinated through Government Relations.

>	When you speak about political issues, always make it clear that your views and actions are your own and not those of Nortel.

>	While Nortel encourages employees to participate in political activity, employees shall not contribute Company or subsidiary funds, property, resources, or employee work time to any political party or candidate unless approved by their manager and Government Relations. Strict laws govern corporate political contributions.

>	If you plan to seek elective office or political appointment, you should notify your manager.
(See also, ‘Bribery and Corruption.’)
Related Policies and Procedures:
100.05 — Direct Governmental Financial Assistance
100.07 — Federal Government Relations
207.03 — Political Involvement by Employees
207.04 — Visits by Elected Representatives, Political Candidates and Government Officials

Contact Information for Ethics Resources
How you can Report an Ethical Concern
1)	Discuss the issue with your manager (unless you are uncomfortable doing so or believe that the issue will not be satisfactorily resolved). Or discuss the issue with Human Resources, the Law Department, Compliance, Corporate Security, or Internal Audit.

2)	Call the Ethics Action Line: (Operates 24 hours a day, 7 days a week, in many languages.)

ESN 333-3014 or (905) 863-3014 1-800-683-3503 (toll free within North America) (Your name and number are not displayed when you call these lines.)

This also gives you the option of reporting financial concerns directly to the Audit Committee of the Board of Directors.
3)	Submit your concern/question via the Ethics Action web tool: www.nortel.com/ethicsaction

4)	Send an E-mail: bethics@nortel.com

(Please note that your e-mail address appears on the message. Alternatively, you may send an email marked
“Private and Confidential — Complaint” directly to the Chief Ethics Officer, at sshepard@nortel.com.)

5)	Send a written communication:

You may also send a written communication marked “Private and Confidential —Complaint” directly to Chief Ethics Officer Susan Shepard at Nortel, 320 Park Avenue, New York, NY 10022, or another member of her staff.

6)	Call any member of the Ethics Office directly:

Susan Shepard, Chief Ethics Officer ESN 324-4220 or (212) 317-4220

Rob Timberg ESN 333-1246 or (905) 863-1246

Lise Willard ESN 333-1559 or (905) 863-1559

7)	Communicate your concerns to the Nortel Board of Directors:

You may communicate directly with the Board of Directors, the Chairman of the Board, or an individual Director, including the Chairman of the Audit Committee, by writing to his or her attention in care of the Corporate Secretary at:
Nortel Networks Corporation
195 The West Mall
Toronto, Ontario
Canada M9C 5K1
Mark your envelope “Private and Confidential — Complaint.” All such correspondence will be forwarded to the Director(s) to whom your correspondence is addressed. Any communication that relates to accounting, internal accounting controls, or financial matters will also be referred to the Chairman of the Audit Committee, if not already addressed to him or her.

Index

A
About the Nortel Code of Conduct	5
Accounting or auditing matters	18
Accurate books and records	18
Advertising	11
Agents, hiring overseas	10, 12, 36
Alcohol	33
Anonymously raising concerns	6, 41
Anti-Boycott Act	37
Antitrust	10
Application of Code	5
Asking questions and raising concerns	18
Assets, protecting	23

B
Bid rigging	10
Board members, compliance with the Code	5
Board of directors, serving on	21
Books and records	18
Boycotts	37
Bribery	11, 15, 16, 19, 23, 37, 40

C
Calling the Ethics Action Line	6
Candidates for political office	40
Canadian Corruption of Public Officials Act	12
Cash gifts	13
Cash transactions, reporting	16, 18
Child labor	39
Close relatives	21, 22
Commercial bribery	11
Communities and society	39
Competing with Company	20
Competition Law	10
Competitors, criticizing and disparaging	11
Competitors, discussions and meetings with	10
Competitors, information and information about	10, 15
Competitors, ownership interest in	21
Competitors, working for	21
Computer systems	15, 24, 25, 28
Confidential Company information	25
Confidential information of others	10, 26
Confidentiality	6, 15, 25, 27
Conflicts of interest	20
Consequences of violations	7
Contributions for political campaigns	40
Copyright	27
Corporate opportunities	20
Corrupt business practices	11
Cultural events, accepting invitations to	13, 14
Customers, ownership interest in	21
Customers	5, 8-12, 14-16, 20-21, 25-26, 28, 32-33, 36-37, 40

D
Directors	5, 6, 8, 20, 22, 28, 29, 39, 41
Disability	32
Discipline for retaliation	7
Disclosing proprietary information	25-29
Discrimination in workplace	32
Disparagement of competitors	11
Diversity	32
Dividing customers or markets	10
Drugs	33

E
Email	10, 25
Employee confidentiality	34
Employee records	34
Employment discrimination	32
Employment outside of Company	21
Employment with competitors or suppliers	21
Entertainment, offering or receiving	13, 14
Environment	40
Ethics Action Line	5-8, 41
Exchange Control	16
Exclusive dealing	10
Export controls	36

F
Fair competition	9, 10
Family members and close personal relationships, doing business with	21, 22
Finance managers, responsibility	5, 6, 18, 19
Financial disclosure and reporting	18
Fixing prices	10
Forced labor	39
Foreign Corrupt Practices Act	12, 37
Foreign countries and boycotts	37
Foreign laws	8, 11, 16
Foreign officials	11
Fraud:
Accounting, financial reporting	18
Bid rigging	10
Bribery	11
Company funds	18, 19
Company resources	23
Company time	24
Employee fraud	23
Fraudulent financial reporting	18
Fundraising, political	40
Government contracts	16
Government inquiries	20, 30
Records, false or misleading	18
Statements about competitors	11
Friends and family stock	13

G
Gender discrimination, workplace	32
Generally Accepted Accounting Principles	18
Gifts, offering or receiving	13
Government customers, dealing with	14, 16
Government employees, discussing employment with	16
Government investigations	20, 30
Gratuities, offering or receiving	13, 14
Guarantees of debtors	22
Guidelines for Gifts, Entertainment, and Third Party Travel	11-14

H
Harassment	32
Harassment, reporting	32
Health and safety	33
Hiring government personnel	16
Hotline	5-8, 41

I
Industry association	10
Information gathering, competitive	15
Inside information	28
Insider trading	28
Intellectual property	27
Internet	27
Investigations	5, 7, 18, 20, 30
Investment analysts, contacts by	29
Investments in other companies	21
Investor Relations	29

J
Job offers to government employees	16
Job, outside Company	21

L
Lobbying	40

M
Management, responsibilities of	5, 6, 18, 19
Market allocation	10
Material information	28
Meals, accepting or offering	13, 14
Media, contacts by	29
Money laundering	16
Monopolistic conduct	10

N
Network security	24
News media, contact by	29

O
Off-books accounts prohibited	18
Offering gifts and entertainment	13
Outside employment	21, 22
Overseas laws	8, 11, 16
Ownership in competitors and suppliers	21, 22

P
Personal data, records	24, 34
Personal use of company resources	24
Personnel data	34
Political activities	40
Political fund-raising	40
Political office, running for	40
Political parties, contributions to	40
Previous employers’ information	15
Price fixing	10
Privacy	34
Proprietary information, Company	25, 27
Proprietary information, others	26, 27
Public office, employees holding or running for	40

Q
Quality	16

R
Racial discrimination	32
Record-keeping	19
Relatives, conflicts of interest involving	20-22
Relatives, doing business with	21, 22
Religious beliefs and practices, discrimination	32
Reporting suspected violations or problems	5, 6, 41
Retaliation	7

S
Safe workplace	33
Safety	33
Sales practice	11
Security	6, 24, 29, 33, 36
Sexual harassment	32
Sexual orientation, discrimination, workplace	32
Software	10, 25, 27, 28, 36
Sporting events, accepting invitations to	13, 14
Supervisors, responsibilities	5
Supplier Code of Conduct	39
Suppliers, ownership interest in	21
Suppliers, working for	21
Suspicious transactions	11, 12, 16, 18, 36

T
Tipping, violation of securities law	28
Third-party payments	11
Trade associations	10
Trade restrictions	28
Trade secrets	10, 25, 26
Transshipments	36
Tying products or services	10

U
Unfair business practices	10
Unrecorded funds	16
Unsavory entertainment	13
Unsolicited ideas	26, 27

W
Waivers	8
Where to go for help	6, 41
Who the Code applies to	5
Who to contact	6, 41
Window period for securities trading	29
Working for another company	21
Workplace harassment	32
Workplace safety	33

In the United States:
Nortel
35 Davis Drive
Research Triangle Park, NC 27709 USA
In Canada:
Nortel
195 The West Mall
Toronto, Ontario M9C 5K1 Canada
In Caribbean and Latin America:
Nortel
1500 Concorde Terrace
Sunrise, FL 33323 USA
In Europe:
Nortel
Maidenhead Office Park, Westacott Way
Maidenhead Berkshire SL6 3QH UK
Phone: 00800 8008 9009 or
+44 (0) 870-907-9009
In Asia Pacific:
Nortel
Nortel Networks Centre
1 Innovation Drive
Macquarie University Research Park
Macquarie Park, NSW 2109
Australia
Tel +61 2 8870 5000
In Greater China:
Nortel
Sun Dong An Plaza
138 Wang Fu Jing Street
Beijing 10000
China
Phone: (86) 10 6510 8000

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Our next-generation technologies, for both service providers and enterprises, span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com.
For more information, contact your Nortel representative, or call 1-800-4 NORTEL or 1-800-466-7835 from anywhere in North America.
Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks. All other trademarks are the property of their owners.
Copyright © 2006 Nortel Networks. All rights reserved. Information in this document is subject to change without notice. Nortel assumes no responsibility for any errors that may appear in this document.